Exhibit to Accompany
	Item 77J b
	Form N-SAR
	The Yacktman Funds, Inc.
	the Funds


	According to the provisions of Statement of Position
	93 - 2 SOP 93 - 2 Determination,
	Disclosure and
	Financial Statement Presentation of
	Income, Capital
	Gain and Return of Capital Distributions by Investment
	Companies, the Funds are required to
	report the
	accumulated net investment income loss
	and
	accumulated net capital gain loss
	accounts to
	approximate amounts available for future distributions on a tax basis or to offset future realized capital gains. Accordingly, at December 31, 2002 reclassifications were recorded to decrease undistributed net investment income by
	$913,880 and $1,000 and decrease
	undistributed net realized losses
	by $22,900 and $1,000, and
	increase capital stock by
	$890,980 and $0, for The Yacktman Fund
	and The Yacktman Focused Fund,
	respectively.

	This reclassification has no impact on
	the net asset
	value of the Fund and is designed to
	present the Funds
	capital account on a tax basis.